Exhibit 99.1
Dear Shareholder:
According to the National Restaurant Association’s 2010 Restaurant Industry Forecast and with the economic downturn easing, the restaurant industry is expected to show gradual improvement in 2010-2011. Despite job losses in 2009, the restaurant industry still outperformed the national economy. Consumers will continue to seek value, convenience and expanded menu options in the months ahead — and restaurants will deliver.
I would like to take a moment to reflect on some of the milestones and achievements that the UFood Grill team has accomplished over the past year. UFood Grill has focused on its core business, and made significant achievements in overall operations and secured relationships that we expect to prove beneficial in expanding our brand. We are focused on delivering consumers high quality, healthier menu choices and being known as a destination “Where Delicious Meets Nutritious.”
The Company closed on approximately $3.4 Million in Series B Funding and additionally converted a major portion of our Senior Secured Convertible Debt into shares of the Company’s Series A Preferred Shares. In simple terms, these developments strengthened our balance sheet by increasing cash and reducing debt. Secondly, our annualized General and Administrative cash expenses have been reduced by approximately $760,000. We are now a “lean and mean” operation that consists of highly qualified experienced food service professionals who have collectively over 240 years of restaurant experience.
We redesigned all our stores to the UFood concept as well as re-engineered our menu adding new items while deleting less popular items. In addition, we are lowering prices where possible resulting in significant unit sales improvements among existing locations and reducing the expense required to operate a new unit with a great tasting proven menu. The current strategy has been to open units in non-traditional but high consumer traffic areas, such as; airports, travel plazas, hospitals, military bases and colleges. These are venues that will expose the UFood Grill brand to millions of consumers and support our growth plan for traditional stores in major U.S. markets.
The Company has executed franchise agreements with five well funded corporations that possess the infrastructure and financial resources to expand UFood Grill to more than 50 non-traditional units. Ongoing discussions with other major airport concession operators who we expect to be building our brand in major select US airports will support our continued goal of expanding with traditional stores in major markets across the country. In addition to our existing airport locations at Dallas Fort Worth and Boston Logan (Terminal B), we have opened new units at Cleveland Airport, Boston Logan Terminal C and Parkland Hospital in Dallas, TX.
We have developed an intensive 3 week Training Program for new franchisees and company store personnel. Our training programs are centered around basic business tenets and restaurant fundamentals — Courteous Service, Sparkling Clean Environment, Top Quality Products and Consistency. Our policy is “we guarantee our customers a satisfactory meal and experience or we will refund their money or replace their meal free...no questions asked!”

After several years of tightening credit markets impacting business growth, financing sources for franchise prospects seem to be loosening throughout the country. In addition to our continued focus on expanding locations in major airports across the United States, our plans are to institute an aggressive franchising campaign for traditional location store expansion. We have made application with the Small Business Administration’s Franchise Registry which streamlines many of the financial steps a franchisee must take in order to obtain financing to open a UFood Grill unit. Another goal is to reduce our per unit capital costs by $150,000, or more. This would make the UFood Grill concept more attractive to franchise prospects.
We are being recognized not only by consumers seeking healthy convenient food alternatives but also within the industry. This is evident by being named the Best New Food and Beverage Concession in the United States by Airport Revenue News, in 2009. For 2010-2011, UFood Grill has been nominated for various additional awards by Airport Revenue News including the following: Best New Food & Beverage Concept, Best Food & Beverage Brand Operator, Best Overall Food & Beverage Operator, Best Restaurant Design (see attached photo), Food Operator With Highest Regard For Customer Service and the industry “big one”, Best Franchisor, in which UFood Grill is competing with well known and mature giants of the industry such as McDonalds and Dunkin’ Donuts.
The foundation of our concept is based on the epidemic of obesity, diabetes, heart disease, cancer and other consequences caused by poor nutrition and unhealthy eating habits in our country. Recognizing this, the Company has entered into a cause marketing partnership with HealthCorps®, Inc., a New York-based national non-profit organization founded by heart surgeon and Daytime Emmy Award Winning talk show host, Dr. Mehmet Oz. Ufood Grill is also associated with Healthy Dining, an outside company endorsed by the National Restaurant Association which provides nutritional analysis for all our menu items thereby providing third party confirmation and credibility.
These goals have been achieved during the most severe economic environment in the history of our country. We have learned to navigate the economic environment of operating a successful food franchise business founded on a philosophy that promotes healthy eating, a cause we are passionate about.
Our goal remains to create value for our shareholders as well as to bring a healthier meal alternative to the American consumer. I am proud of our staff and franchisees. I can assure you that our team is working diligently in our goal to grow the Company and continue to earn the confidence of our shareholders. We will continue to build and open one successful UFood Grill restaurant at a time.
Sincerely,
George A. Naddaff
Chairman & CEO

UFood Restaurant Group, Inc.
255 Washington St., Ste. 100
Newton, MA 02458
www.ufoodgrill.com
otc: UFFC	info@ufoodgrill.com

OVERVIEW	November 2010
UFood Restaurant Group, Inc. (“UFFC”) is a franchisor and operator of eight healthy fast-casual food service restaurants under the name UFood Grill. Currently, UFFC’s franchise locations are operating in three states — Massachusetts, Texas, Ohio — and is uniquely positioning its brand to dominate the “Better for You” restaurant category. UFFC’s growth strategy is centered around unit locations in non-traditional high traffic consumer locations, i.e., Airports, Travel Plazas, Hospitals, Military Bases, and Colleges.
UFFC has created a moving forward business model that competes effectively against major national players in both the Fast Casual and Quick Service Restaurant segments — the highest growth segments in the industry.
UFFC is led by franchise innovator George Naddaff, considered by many to be the “Guru of Franchising” who developed Boston Chicken/Boston Market into a national franchise brand led the franchising of several companies including Sylvan Learning Center and VR Business Brokerage.
UFFC is all about feeling great about the food we eat,—low carb, low fat, whole grain — and UFFC spokesman George Foreman is committed to this healthy living concept. The two-time former World Heavyweight Boxing Champion is dedicated to using his celebrity to help people learn to eat better, exercise and generally live healthier lives. What George Foreman found in UFFC is a partner perfectly aligned with this mission.
FINANCIAL INFORMATION & SHARE DATA

Financial Data	2nd Qtr. 2010
Revenue (TTM)	$5.26 M
Operating Margin	35%
Assets	$3.2 M
Liability	$5.0 M

Share Data	November 2010
Shares Issued	39.8 M
Market Cap	$11.94 M
Shares Float	14.5 M
Avg. Volume	50,000 per/day
HIGHLIGHTS
UFFC enters the 4th Qtr 2010 virtually debt-free and with a strengthened balance sheet. UFFC has closed on $3.4 Million in Series B Funding and reduced its overall Debt by approximately $5.8 Million.
Recent branding, menu improvements, store design, and other operational refinements have produced significant improvements in store profitability and reduced the expense required to operate new unit locations.
UFFC made application with the Small Business Administration’s Franchise Registry which streamlines many of the financial steps a franchisee must take in order to obtain financing to open a UFood Grill unit.
In 2009, UFood Grill was named Best New Airport Concession by Airport Revenue News and for 2010-2011, the company was nominated for various additional awards including: Best Overall Food and Beverage Operator, Best Food/Beverage Brand Operator, and the industry “big one”, Best Franchisor in which UFood Grill is competing with well known and mature giants of the industry such as McDonalds and Dunkin’ Donuts.
UFFC has created a cause marketing partnership with HealthCorps®, Inc., a New York-based national non-profit organization founded by heart surgeon and Daytime Emmy Award Winning talk show host, Dr. Mehmet Oz.
UFFC executed franchise agreements with five well funded corporations that possess the infrastructure and financial resources to expand UFood Grill to more than 50 non-traditional units. These operators include industry recognized leaders such as: The Hudson Group, Congusto, LP, Midfield Concession Enterprises, Puente, Inc., and Robinson Hill Hospitality Group.
The foundation of the UFood Grill concept is based on the epidemic of obesity, diabetes, heart disease, cancer and other consequences caused by poor nutrition and unhealthy eating habits in our country. UFFC is intent on delivering consumers high quality menu choices and being known as a destination “Where Delicious Meets Nutritious.”
Contact: Investor Relations Services, Inc. ~ 386.409.0200 ~ www.invrel.net ~ info@invrel.net
The purpose of this document is to introduce the reader to UFood Restaurant Group, Inc. (UFFC). This document contains public information about the company. This document does not contain all the relevant material information necessary to evaluate the company. Investor Relations Services, Inc. was retained by the company to provide investor and public relations services, which among other things requires Investor Relations Services to prepare and distribute this document. Investor Relations Services, Inc. has been compensated $250 in cash to develop and publish this piece.
UFOOD RESTAURANT GROUP, INC. (otc: UFFC)